UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2017

MACY’S, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

□

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2017, the Board of Directors of Macy’s, Inc. (“Macy’s” or the “Company”), acting upon recommendation of the Nominating and Corporate Governance Committee, accepted the resignation of Annie Young-Scrivner as a director of Macy’s. There was no disagreement between Ms. Young-Scrivner and the Company on any matter relating to the Company’s operations, policies or practices.

Ms. Young-Scrivner has accepted the position of Chief Executive Officer of Godiva Chocolatier, Inc. effective September 14, 2017. In accordance with Macy’s Board policy, a non-management director is required to offer to resign at the first Board meeting following a change in the director’s employment status. The Nominating and Corporate Governance Committee considered Ms. Young-Scrivner’s resignation offer, determined that she would no longer be independent under the Company’s Standards for Director Independence based on her employment with Godiva Chocolatier, and recommended to the Board that it accept her resignation.

Ms. Young-Scrivner served as a director of Macy’s since 2014 and was a member of the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee.

As a result of the resignation of Ms. Young-Scrivner, the Board of Directors reduced the size of the Board from 12 to 11 members.

MACY’S, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACY’S, INC.

Dated: August 25, 2017	By: /s/Elisa D. Garcia
Name: Elisa D. Garcia
Title: Chief Legal Officer and Secretary